PARK CITY GROUP, INC.

Moderator: Dave Mossberg

November 6, 2014

4:15 p.m. ET

Operator:

Good day, ladies and gentlemen, and welcome to Park City Group's Quarter One 2015 Earnings Conference Call.  At this time, all participants are in a listen-only mode.  Later, we will conduct the question-and-answer session and instructions will follow at that time.  If anyone should require assistance during the conference, please press star then zero on your touch-tone telephone.  As a reminder, this call is being recorded.

I would now like to turn the call over to Mr. Dave Mossberg.  You may begin.

Dave Mossberg:

Thank you, Michelle.  Before we begin, we will be referring to today's earnings release, which can be downloaded from the Investor Relations page of the company's website at parkcitygroup.com.  This conference call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are statements that are not historical fact.  Such forward-looking statements are based upon the current belief and expectation of Park City Group's management, and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.  Such risks are more fully disclosed in the company's filings with the Securities and Exchange Commission.  The information set forth herein should be considered in light of such risks.  Park City Group does not assume any obligation to update the information contained in this conference call.

Throughout today's conference call, we may be referring to both GAAP and non-GAAP financial results, including the terms free cash flow, EBITDA, adjusted EBITDA, net debt, net income/loss, and earnings per share, which are non-GAAP terms.  We believe that the non-GAAP terms are a useful financial measure for our company primarily because of the significant noncash charges in our operating statement.  There is a reconciliation of our non-GAAP results in the earnings release and on the Investor Relations section of our website.

Our speakers today will be Randy Fields, Park City Group's Chairman and CEO; and Ed Clissold, Park City Group's CFO.  Ed?

Ed Clissold:

Thanks, Dave.  Good afternoon, everyone, and thank you for joining us on the call today.  My remarks will cover our consolidated operating results for our fiscal first quarter ended September 30.  And I will also comment on certain cash flow and balance sheet items, and then I'll turn the call over to Randy for his comments.

I will begin my comments by discussing top line revenue.  For the first quarter ended September 30, subscription revenue increased 24 percent to $2.6 million, which was another record for the company.  Breaking out ReposiTrak-related revenue from the comparison, our supply chain management services business grew 29 percent year-over-year, which was also a record.

Other revenue was $696,000 for the quarter, which was a 9 percent increase from the same period last year.  And we expect contribution from other revenue will remain at approximately 20 percent to 30 percent of our total revenue.  Overall, total revenue increased 20 percent to $3.3 million, which is also a quarterly record.

Moving on to operating expenses.  Total operating expenses were $3.8 million, which was essentially flat in comparison with the same period last year.  The flat comparison was a result of offsetting expense items.  Sales and marketing and cost of services and product support increased 8 percent and 12 percent, respectively, which was offset by a 22 percent reduction in general and administration costs.  At the end of September, our headcount was 68, which was up from the same period a year ago.  Below the operating line, interest income increased to $59,000 compared to $1,500 in the prior year, which reflects the increase in cash and decrease in debt levels.

Touching on profitability.  On a non-GAAP basis, which excludes noncash-related expenses, we posted net income of $120,000 or a penny per share versus a non-GAAP net loss of $699,000 or 4 cents per share during the same period last year.  Adjusted EBITDA turned from negative to positive year-over-year and was $303,000 for the quarter.  GAAP net loss for the September quarter was $530,000 as compared to a net loss of $1.2 million during the prior year period.  The improvement in profitability was indicative of the operating leverage in our business.  As sales growth continues, it should more than outpace the growth in expenses and result in a bottom line that is growing at an even faster pace than the top line.

Now I'll address our cash flow and financial position.  Overall, our balance sheet is in great shape.  At the end of the quarter, we had $3.3 million in cash and $1.8 million in debt, which are relatively unchanged from the beginning of the year.  Notable changes to our balance sheet include a decrease in accounts receivable and an increase in notes receivable.  The AR balance reflected days sales outstanding of 71 days versus 84 days as of the end of last quarter and 77 days at the same time last year.  Based on the timing of our billings, our AR balance can fluctuate significantly from our targeted range in the mid-70s.

Our notes receivable balance of $3.5 million relates to notes due from ReposiTrak.  As we've discussed in prior calls, in June of 2013, we renegotiated our relationship with ReposiTrak.  In exchange for a note receivable from ReposiTrak, we negotiated more favorable terms for Park City Group and our shareholders, including an increased subscription fee, which gives Park City Group greater participation in ReposiTrak revenue.  Also, we received a fixed cost option to purchase a much larger ownership stake in ReposiTrak, which included a longer exercise period for that option.

Given the progress that the ventures made at that time, we felt it was in the best interest of our shareholders to increase our potential ownership stake from slightly less than 50 percent to approximately 75 percent.  Since that time, ReposiTrak has continued to make significant progress in establishing itself as the industry-standard food safety platform for the global food supply chain.  And we are even more confident that this decision was in the best interest of our shareholders.

ReposiTrak has continued to onboard new customers at an increasing rate.  And based on its current pipeline of connections, the venture has a clear path to meaningful cash flow generation over the next 12 months, which could reduce or even pay off our note receivable.  We currently expect that ReposiTrak will begin generating positive cash flow by mid-2015.  According to the terms of our agreement, we have provided a $5 million line of credit that ReposiTrak can use to fund its operations.  We expect the amount drawn on this line will likely peak during this fiscal year and then begin to decline thereafter.

During the September quarter, we turned the corner on free cash flow generation, turning from negative to positive.  For the quarter, we generated $479,000 in free cash flow as compared to using $662,000 in cash during the same period a year ago, which was a $1 million improvement.

We expect to spend approximately $500,000 on CapEx this year, the bulk of which is related to a major upgrade to our systems, which is occurring in this current quarter.  As our revenue and earnings continue to ramp, we expect to be cash flow generators this year.  And with the current strength of our balance sheet, we have more than adequate liquidity to fund our growth plans.  As of September 30, we had 17.1 million shares outstanding.

And that concludes my review of the financials for fiscal first quarter.  I'll now turn the call over to Randy.

Randy Fields:

Thank you, Ed.  Obviously, we had a great first quarter.  It's difficult to comment on the obvious, but we're equally excited about how the rest of the year looks.  And frankly, we see the next several years stacking up in a very exciting way.  I think it's important to note that what we call our core supply chain management business is obviously accelerating.  On a stand-alone basis, we broke it out just for your interest for this quarter, and it was up 29 percent year-over-year.  So the core business is doing very well.

I think a little bit of color around that.  We have a relatively culture-driven way of growing our business, and it really hinges on our brand promise, which is to enable our customers to sell more, stock less, and see everything.  And I promise every conference call will reinforce, hopefully, with you the fact that, that's deeply driven into our culture.  But when we are successful at enabling our customers to achieve that brand promise of selling more, stocking less, and seeing everything, the net result is they naturally want to do more with us.

So, our growth is a very organic form of growth, and virtually, all of the increase in revenue from this quarter were from customers who were with us last year, and we expect that to continue.  We would imagine in the strategy that we began executing a couple of years ago of working with larger and larger customers, what you're going to see is that same adoption cycle.  Try some, see how it works from a services perspective from Park City Group, if it works well, and certainly, we've almost always delivered on that, do more with Park City Group.  So that's the mantra that we have internally.  It's been driven very well into our culture, and in my view, over the next several years, that absolute obsession with our customers' success at selling more, stocking less, and seeing everything is really the fuel that's driving the business forward at an increasing rate.

Interestingly, though, it's fair to say we're putting in place several strategic relationships, and those strategic relationships should help us extend our reach into both additional vertical markets of retailing as well as the market that we're in.  So I would expect, over the next several years, that we'll be adding significantly to our retail and wholesaler hubs with whom we do business.

Our backlog remains very strong.  Our customers think very well of us, and we continue to focus on doing what we consider to be brilliant execution.  I'm as proud of the team as a CEO can possibly be.  They're doing an incredible job at the delivery of our services.

Shifting to ReposiTrak, the food and drug safety platform, the venture that we have with Leavitt Partners.  A little bit of background, again.  The U.S. and global food supply chain is contending with the Food Safety Modernization Act that was put into law in January of 2011.  It’s important to note that it's the most radical transformation of regulatory concerns in food in the last 70 years.

Interestingly.  And this is not well known, certainly not as well known as it should be within the industry, it creates what we would call a Sarbanes-Oxley-like environment in the FDA, meaning that no longer will the FDA be content to deal with problems at the level of a corporate bad citizen, but it fully intends and now legally has the capability of going after the management of a violating company.  We believe, especially since we've seen the compliance is lower than all of us would like, we believe that, that threat of action, both civil and criminal, against corporate executives will increase the focus of companies over the next year as FSMA comes into execution status, if you will.  We believe that, that's going to significantly increase people's attention to putting in food safety systems such as ReposiTrak.

There's recently been some significant legal settlements.  Some of the largest retailers in the world have been successfully sued now for products that they simply sold that they didn't manufacture.  It pretty fundamentally changes tort in the liability associated with retailing products.

We believe that ReposiTrak is the premier system for addressing in the global food supply chain, compliance issues, tracking and tracing issues, et cetera.  As you all know, we have somewhere between $125 million and $150 million invested in this technology.  It works well.  It executes, on a scaled basis, many, many millions of transactions a day.  It's been endorsed by several very large trade associations, the importance of which to the industry are high.  We think we're wonderfully positioned in terms of how ReposiTrak can address the food safety changes coming over the next several years.

It’s a very large opportunity.  There are millions of participants in the global food supply chain that touch food or grow food or handle food in a way that all of us would be concerned about, drugs, supplements, et cetera, in terms of the U.S. consumer.

We mentioned that ReposiTrak had a great start to the fiscal year.  We just recently announced that a sixth member of the ROFDA organization will be on-boarding its suppliers.  And interestingly and I think noteworthy, that last couple of releases from ReposiTrak indicated that what we call level one suppliers, meaning companies that take and sell food from others or manufacture themselves or handle themselves have indeed decided that their supply chain needs additional compliance.  So we call the suppliers that they're bringing into the system now level two.  We consider this noteworthy because we didn't expect for several years that level two suppliers would be brought onto the system.

So the fact is ReposiTrak is growing very rapidly.  We're very comfortable now reaffirming, from our perspective, that there'll be 2,000 or more connections in ReposiTrak by next June.  The pipeline is continuing to grow.  And as the Food Safety Modernization Act approaches, implementation dates, and those two dates are August of next year and October of next year, so less than 12 months away, that people's heightened interest will cause even a more rapid acceleration.

I've said several times that we've worked diligently to become more adept at the on-boarding process.  We've added staff to that function, and frankly, they are performing absolutely wonderfully.  We couldn't be happier with how the business is scaling.

We continue to add features and functions to the system.  It's very compelling.  We're getting lots of compliments from users.  And interestingly, there was a press release this week from ReposiTrak that noted that the use of the ReposiTrak system in a very short period of time has a significant impact on the compliance rates of those people who are on the system.  So not only is it a potentially important system to the industry, we're already beginning to demonstrate that there's efficacy to using ReposiTrak to improve the compliance and safety of your supply chain.

So clearly, we're moving closer to the point where we would make a decision about that option.  I know somebody wants to ask a question about that.  We don't have a defined time line.  It's certainly not going to be the seven or eight years that the option gives us.  It's also not going to be in the next few months.  We continue to evaluate the fit between the businesses, and the Leavitt organization still has a number of opportunities that it's pursuing, that it wants to make by way of contribution to ReposiTrak.  And so, we're waiting for those things to happen.

I think it's important to note that we're in the process of seriously exploring some strategic relationships for ReposiTrak that would significantly enhance the cost structure and financial desirability of being on ReposiTrak.  I don't want to be too specific about that, but it's fair to say that we are on a course that by our fiscal year-end, in next June, that ReposiTrak should have some strategic relationships that enable it to reduce the cost structure of one of its users to a greater cost than ReposiTrak itself structures.  In other words, I mean, it's simple.  ReposiTrak will become free for all intents and purposes to its users.  I'm highly confident we will be able to get that done for the good citizens using ReposiTrak.

So the net of it is business in the core is obviously doing very, very well.  A 29 percent growth rate is certainly at the upper end of what we would reasonably expect.  Our customer satisfaction is high.  The team is coming together in some wonderful ways.  The culture is getting better and better and more and more focused around the customer execution.  And clearly, on the ReposiTrak side of our business, what we're experiencing is a much more rapid on-boarding process.  So where a year ago, we said we could get to 2,000 connections by June of 2015, it's clearer and clearer that we will achieve that number.

So everything is good.  The team is good.  Expenses, as Ed mentioned, are relatively flat.  So as we see an acceleration of our revenue from here, we again expect relatively high contribution levels on that incremental revenue.  So I guess where we are is all of us have our fingers crossed that it continues to go as well as we expect.  And we'll open it up for a few questions.

Operator:

Ladies and gentlemen, if you’d like to ask a question at this time, please press star then one on your touch-tone telephone.  Once again, to ask a question that’s star then one.  One moment please.

Our first question comes from Todd Mitchell of Brean Capital.

Todd Mitchell:

Good afternoon.

Randy Fields:

Hi, there.

Todd Mitchell:

I am going to ask the question.  So there's been a lot, since I've picked up the stock, of kind of concern and misconceptions about the relationship between Park City and ReposiTrak.  And I think you've been very clear sort of analytically how it's structured and how it works.  But I think it would be useful if you could sort of elaborate in your own words kind of the genesis of the arrangement, why it was structured the way it was originally structured the way it is, and what your thoughts are in terms of – we're not looking for a date, but we're kind of looking at what is the benefits and disadvantages to keeping it out longer versus shorter and just sort of how you're thinking about that.

Randy Fields:

OK.  That's a fair and a good question.  I think the first thing I have to admit is that when – but I said it at the time, when we had originally agreed to establish ReposiTrak with Leavitt, we didn't have nearly as optimistic a view as to what it could be.  So the result is we were more concerned with protecting the downside in ReposiTrak than we were maximizing the upside.  So I think it's important to remember the framework.  In fact, I think a pretty direct quote from yours truly on a conference call, public conference call, was "ReposiTrak is either a nothing or it's a big deal.  We just don't know, but we're going to go out and try it."

So clearly, the bias of the business, because you have to remember at that time, we were also in the process of adding infrastructure to Park City Group, was how do we create a structure that gives us some upside if it works well but protects us on the downside if things don't go well?  And the obvious conclusion was, well, we'll set it up, so we – it's a customer of ours because it's got this exclusive right to use our technology worldwide for food safety.  And it will pay us as a customer, so we participate if there's any success.  And if there's any success, we'll have an option to buy some equity at founders' prices.

So the truth of the matter was, at the time that we did it, that satisfied the needs of the Leavitt Partners, and it certainly satisfied our objective of creating a structure that had downside protection for it.  Well, as time went on, it became clearer and clearer, and at the same time, we had gone out with independent investors, third-party investors and raised some equity capital.  It became clearer and clearer that ReposiTrak had de minimis downside and, frankly, had much greater upside than we originally had guessed or estimated.  It was – we were wrong.  Especially, yours truly was wrong.

So that's what led to our desire to make sure that we wouldn't ultimately be diluted because the business plan of ReposiTrak called for additional money raises up to about $5.5 million.  It would have permanently diluted how much of the business we could get.  So what we did was to, in essence, restructure the agreement that gave us the ability to acquire a dominant share of the business but allowed the investors in ReposiTrak to maintain their original position.  So it was – the restructuring of our ultimate capability to acquire the stock really left everybody intact.  We just picked up what the outside investors would do.

So that's how it came to be, and I'm simply saying, as I had said before, it was because the view that we had of the business was associated with risk.  So, we tried to protect our downside.  And frankly, if I knew what I knew now, it might have been a little bit different in the beginning.  But not a lot different because Leavitt wanted an equity play and that's a very reasonable participation.  That's the way it should have been.

So looking forward, though, what we – the calculus that we're using – in fact, let me make a bold statement.  This is the belief of management.  This is not a forecast.  It's just our internal belief.  The first bullet point that I would make under this belief is that if you take a look at the growth of the core business, it's now being weighted down by ReposiTrak.  So ReposiTrak is not, in the current quarter, clearly a contributor to our top line growth.  It is a drag on growth.  That's OK.  In fact, the view of management is this year, were it consolidated, it wouldn't make any meaningful difference in our top line, et cetera, versus the current structure.

So that's a way of saying that it's doing well enough that the current structure is, for all intents and purposes, a couple hundred thousand here or whatever, it's neutral in terms of its impact on Park City Group.  So the calculus that we're using is not the revenue or whatever of ReposiTrak.  It's getting it to the point that Leavitt has made the maximum contribution that they can make, that we are comfortable in operating the business and that we can evaluate the synergy between these two different sets of products and services.  And we're not years away from doing that.  This is one of those things I normally don't mind laying out time horizons, but I just don't want to be held to this one.  But if I were a guessing person, I would guess that sometime in the next 24 months, we're going to make a definitive decision about what happens with ReposiTrak.

So the time is near.  In the belief of management, we don't see a significant difference to our financials, especially the top line this year with or without ReposiTrak in.  And our core supply chain business, obviously, is growing very nicely.  So I think from a reality perspective, that's about the best I can do at evaluating what will happen.  Leavitt continues to make significant contribution to the business.  I mentioned in my remarks earlier that we see an opportunity to create some strategic alliances, for example, with insurance companies, that could cause the cost of ReposiTrak to be absorbed by those insurance companies in a way of premium reduction, which means that good citizens using ReposiTrak, in essence, would find that net cost, including ReposiTrak, go down by being a user.  I think that's an extraordinary accomplishment if we can get it done, and I'm pretty confident, highly confident that we will.

So we need Leavitt to continue to participate to the maximum extent that they can, and we continue to evaluate the timing.  It's not going to be in the next quarter or two, for sure, but it's also not going to be 4 or 5 years from now.  So the time horizon is both approaching and narrowing in terms of when.  Sorry for the long-winded question, Todd.

Todd Mitchell:

No, that's very helpful.  Thank you.

Randy Fields:

You bet.

Operator:

Once again, ladies and gentlemen, if you would like to ask a question, please press star then one.

Our next question comes from Amit Dayal of H.C. Wainwright.  Your line is open.

Amit Dayal:

Thank you.  Hi, Randy.

Randy Fields:

Hi, there.

Amit Dayal:

Just following up on your, the last comments you made.  If these agreements with the insurance companies come through, I mean, could we take that as one of the catalysts that could prompt you to then exercise your option with ReposiTrak?

Randy Fields:

Well, it would be – here's what the Park City Group shareholders actually want, or should want, I think, is a better way to put it.  We want Leavitt Partners to maximize the contribution that they can make to this venture as quickly as they can, and then we want to exercise the option.  That gives them the maximum potential value, and the Park City Group shareholders, in the long run, profit from that.

So if we had a checklist of things that they could contribute, that is one of them, is getting us into the insurance area.  You wouldn't have to Google very far to find out that the Leavitt family owns one of the largest insurance brokerage firms in America.  I think they're number 12 or 13 in America.  So, let's just say that when we're going through the door with the Leavitt family to insurance companies, we're going through the door with somebody that is well respected, well thought of and a large user of these underwriters.  So they're making a very important contribution.  So I can – that piece gets checked off the list, for sure, and that's a fair thing to say, Amit.  That's definite.

But there's a couple of other things that we want them to be able to do.  We have an interest in the supplement industry.  They're very well connected there.  We think there's a great opportunity in ethical drugs, and they're working in that area as well.

And the third area is internationally.  I would love to see that ReposiTrak begins an adoption cycle outside the U.S.  We're not the only people that care about food safety.  There are other nations that do.  And I believe Leavitt can take us internationally into these arenas.

So, all of our relationships are deepening.  We're deepening with the ROFDA people.  We've done a great job for them, and they've done a great job for us.  FMI has been a great partner, and we continue to deepen our relationship with FMI.

And then finally, with Leavitt, we anticipate that they, over the next year or two, will have maximized the contribution that they can make, maximize their potential gain in ReposiTrak, and then it's up to us to do whatever we're going to do with that option.  So sorry, long-winded answer, again, but it's a big step towards that moment in time when we'll do what we're going to do.

Amit Dayal:

I appreciate it, Randy.

Randy Fields:

You bet, you bet.

Amit Dayal:

That's a lot of color.  In terms of – LoJack pursued a similar model, and their business took off.  So hopefully, same thing happens for you.

Randy Fields:

Oh yes.  And I think, look, we really do believe and we've run the numbers, it's almost revenue-neutral this year.  So it wouldn't make a big deal – Park City Group shareholders weren't inside the company as opposed to outside as the customer.  Our top line certainly wouldn't be significantly different, and by next year, it will really not make any difference.  So it's scaling very rapidly.  I hate to give numbers, but the pace is accelerating, the adoption rate is accelerating.  So getting to that 2,000 number next June – and if everybody remembered when I said it, it probably sounded like a stretch.  It's no longer a stretch.  So we're feeling very good about how it's doing.

Amit Dayal:

And just one housekeeping question, I guess.  Your adjusted EBITDA numbers are growing pretty nicely now.  Were there any onetime costs around the adjusted EBITDA at the – for the same period last year that could be kind of causing the numbers to look stronger than what they might be?  Or is it just the operational leverage starting to kick in now in the model?

Randy Fields:

Yes.  It's really the operational leverage.  We just – looking out, we're doing a major transition, as Ed mentioned, this year in terms of our technology platform.  That's actually hitting our P&L in terms of some additional outside consulting and things like that.  And I think we've said that we anticipate, over the next several years, that our costs will go up by roughly 5 percent to 7 percent a year.  And obviously, we expect, since I said each of the next several years would be higher than last year – I'm being coy here.  So last year was 17 percent.  So it's pretty reasonable to say we're going to – we anticipate next several years being higher than 17 percent on the top line and that the cost element of our business isn't going to grow at more than 5 percent to 7 percent.

So call me crazy, but when those two things work that way mathematically, it's all good for us.  So there's nothing terribly unusual in what we're seeing today in either the top line or expense line.

Amit Dayal:

Congratulations and I’ll get back in queue.  Thank you, Randy.

Randy Fields:

Thank you.

Operator:

I'm showing no further questions at this time.  I'd like to turn the call back over to Randy for any further remarks.

Randy Fields:

No, that's it.  Fingers crossed, it should be a terrific year.  Once again, we can say in the beginning of the year that it's going to be record on many counts.  The team has just done a spectacular job, and there is no piece of the business that I can see that isn't performing extremely well.  So we've got great top line growth coming.  We've got expenses well controlled, and we're feeling very good about the future.  So we thank all of you for your support, and we'll talk to you in a few months.

Operator:

Ladies and gentlemen, thank you for participating in today's conference.  This does conclude the program and you may all disconnect.  Everyone, have a great day.

END